Exhibit 99.1

News

For Release:
November 7, 2007, 7:00 a.m. EST
GM Reports Third Quarter Financial Results
Record third quarter automotive revenue of $43.1 billion
Improved automotive operations on continued strength in emerging markets
Ongoing challenges in U.S. mortgage market adversely impact GM income from GMAC
$39 billion reported loss driven by $39 billion valuation allowance on deferred tax assets
Improved liquidity position of $30 billion
DETROIT – General Motors Corp. (NYSE: GM) today announced its financial results for the third quarter of 2007, marked by record global sales, further improvement in its core automotive business driven by solid financial performance in key growth markets around the world and improved liquidity.
“We continue to implement the key elements of our North America turnaround strategy, and these initiatives are driving steady improvement in our financial results, despite challenging North America market conditions. In addition, we are very encouraged by our performance in emerging markets. Our record third quarter global sales are strong evidence that our commitment to great cars and trucks is being embraced by consumers around the globe.” said Rick Wagoner, GM chairman and chief executive officer.
The company’s improved performance in its automotive operations was more than offset by special charges of $37.4 billion related largely to a previously announced valuation allowance against its deferred tax assets, as well as lower reported GMAC Financial Services income, down $630 million versus the year-ago quarter as a result of continued pressures in the mortgage industry.

GM reported a net loss of $39 billion (including Allison Transmission, which is classified as a discontinued operation), or $68.85 per diluted share, for the third quarter of 2007, compared with a reported net loss of $147 million, or $.26 per diluted share, in the year-ago quarter.
Special items included a net non-cash charge of $38.6 billion due to a valuation allowance against deferred tax assets related to operations in the U.S., Canada and Germany as required under SFAS No. 109, Accounting for Income Taxes. Also included was a favorable $3.5 billion after-tax gain on the sale of the Allison Transmission business in August 2007, for which GM received $5.4 billion in proceeds. GM also had special charges of $1.6 billion in pension service costs related to prior labor agreements, $0.4 billion associated with restructuring actions and $0.4 billion related to an adjustment to the Delphi reserve. Details on all of the special charges are included in the “Highlights” section of this news release.
Excluding special items, GM had a 2007 third-quarter adjusted net loss of $1.6 billion, or $2.80 per diluted share, compared to net income of $497 million, or $.88 per diluted share, in the year-ago quarter. The variance was driven primarily by a significant decline in net income at GMAC, as well as increased corporate expense related to legacy cost, foreign exchange and various 2006 tax benefits, partially offset by improved performance in automotive operations.
GM Automotive Operations
GM’s global automotive operations posted net income of $122 million from continuing operations on an adjusted basis in the third quarter of 2007 (reported net loss of $40.6 billion), an improvement of $577 million compared to an adjusted net loss from continuing operations of $455 million (reported net loss of $401 million) in the same quarter 2006. Results for GM’s automotive operations, specifically GMNA, exclude Allison Transmission, which was classified as a discontinued operation as a result of the sale of that business which was concluded in August 2007.

GM generated record third quarter automotive revenue of $43.1 billion. The company also achieved record global third quarter sales of 2.39 million cars and trucks, up four percent compared to the third quarter 2006, driven by exceptionally strong demand in emerging markets and improved performance in developed markets. GM also set a number of third quarter sales records around the globe, including a 22 percent increase in GMLAAM, 16 percent increase in the GMAP region, and 15 percent gain in GME.
“We continue to see solid progress in the fundamentals of our automotive business. We’re very pleased with our strong sales performance in key markets outside of North America, and growing retail momentum in the U.S. driven by products like the all-new Cadillac CTS. We’re also very encouraged by the early reactions to our all-new Chevrolet Malibu and 2008 Chevrolet Tahoe and GMC Yukon two-mode hybrids – the world’s only full-size hybrid SUVs,” said Wagoner.
GMNA had an adjusted net loss from continuing operations of $247 million in the third quarter 2007 (reported net loss from continuing operations of $38.2 billion, which includes charges of approximately $36.5 billion for a valuation allowance against its deferred tax assets and $1.3 billion for pension service costs related to prior labor agreements), compared to an adjusted net loss of $660 million from continuing operations in the third quarter 2006 (reported net loss from continuing operations of $667 million). GMNA’s improved adjusted earnings reflect favorable mix, pricing and better warranty performance, which were partially offset by lower volume and increased material cost.
GME posted an adjusted net loss of $90 million in the third quarter (reported net loss of $2.9 billion, which includes charges of $2.5 billion for a valuation allowance against deferred tax assets in Germany and restructuring charges of $262 million), compared to $39 million loss in the third quarter of 2006 (reported net loss of $126 million). The variance in adjusted net income reflects the softness of the German market and unfavorable currency exchange, which was partially offset by improved pricing and higher volume.

GME achieved record third quarter sales of about 524,000 units, aided by continued momentum of GME’s multi-brand strategy during the period. Chevrolet is amongst the fastest growing global vehicle brands in Europe, posting record third quarter sales of 113,000 vehicles. GM gained further ground in the growing Russian market, with sales up by 75 percent over the same quarter 2006, to a record 65,700 vehicles.
GMAP recorded adjusted net income of $138 million in the third quarter (reported net income also $138 million), compared with $57 million in the year ago period (reported net income of $205 million, which included $148 million in favorable tax-related items).  This favorable earnings performance was driven largely by strong export growth from GM Daewoo, continued strong sales and profitability in China, and improved earnings in India and Australia.
GM achieved 16 percent sales growth in the Asia Pacific region, resulting in record third quarter sales of 327,500 units. GM China sold 230,000 vehicles, a 21 percent increase compared with the year ago period.  GM sales in the region were also aided by the strong performance of GM Daewoo products, including the Chevrolet Captiva.
GMLAAM achieved all-time record earnings and quarterly sales in the third quarter, posting adjusted earnings of $340 million (reported net income also $340 million), up 86 percent compared with strong earnings in the year ago period of $183 million (reported net income also $183 million).  The earnings improvement was driven primarily by volume growth, favorable pricing and vehicle mix.
GMLAAM set a third quarter sales record of over 329,000 vehicles, up almost 22 percent year-over-year. All-time sales records were achieved in Brazil, Colombia, Venezuela, Argentina and Egypt. The successful launch of the Chevrolet Captiva in South Africa, Venezuela, Colombia and the Middle East helped drive strong sales in the region.

GMAC
As a standalone company, GMAC Financial Services reported a net loss of $1.6 billion for the third quarter 2007, compared to a net loss of $173 million in the third quarter 2006. The reported results for the third quarter of 2007 included a $455 million goodwill impairment charge at Residential Capital, LLC (ResCap), while a goodwill impairment charge of $695 million related to GMAC Commercial Finance was reflected in results for the third quarter of 2006.
Results were dominated by the effects of the dislocation in the mortgage and credit markets on the real estate finance business, which more than offset the continued strong performance at GMAC’s automotive finance, insurance and other operations.
GM recognized $757 million of the net loss attributable to GMAC as a result of its 49 percent equity interest and accrued preferred dividends (reported net loss of $803 million).
Cash and Liquidity
GM continues to have a strong liquidity position. Cash, marketable securities, and readily-available assets of the Voluntary Employees’ Beneficiary Association (VEBA) trust grew to $30 billion as of September 30, 2007, up from $27.2 billion on June 30, 2007. The balance includes $5.4 billion of net cash proceeds from the completion of the Allison Transmission transaction in August 2007.
GM had negative adjusted automotive operating cash flow of $2.5 billion in the third quarter of 2007, improved from a negative $3.9 billion in the third quarter 2006.
# # #
Contacts:
Reneé Rashid-Merem
Phone: 313-665-3128
Email: renee.rashid-merem@gm.com

Randy Arickx
Phone: 313-667-0006
Email: randy.c.arickx@gm.com

Forward-looking Statements
In this press release and in related comments by General Motors’ management our use of words like “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” “impact,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but GM’s actual results may differ materially due to a variety of important factors. Among other items, such factors include: the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring and health care cost reductions and to implement capital expenditures at levels and times planned by management; the pace of product introductions; market acceptance of our new products; significant changes in the competitive environment and the effect of competition in our markets, including on our pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in the existing, or the adoption of new laws, regulations, policies, or other activities of governments, agencies, and similar organizations where such actions may affect the production, licensing, distribution, or sale of our products, the cost thereof or applicable tax rates; costs and risks associated with litigation; the final results of investigations and inquiries by the SEC and other governmental agencies; changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the range of estimates for the Delphi pension benefit guarantees, which could result in an impact on earnings; negotiations and bankruptcy court actions with respect to Delphi’s obligations to GM, negotiations with respect to GM’s obligations under the pension benefit guarantees to Delphi employees, and GM’s ability to recover any indemnity claims against Delphi; labor strikes or work stoppages at GM or its key suppliers such as Delphi or financial difficulties at GM’s key suppliers such as Delphi; completion of the final settlement with the UAW and UAW retirees, including securing class certification in a form acceptable to GM, the UAW and class counsel; completion of the final settlement with the UAW and UAW retirees, including obtaining court approval in a form acceptable to GM, the UAW, and class counsel; treatment of the terms of the 2006 Settlement Agreement pursuant to the Retiree MOU in a manner acceptable to GM, the UAW and class counsel; GM’s completion of discussions with the Staff of the SEC regarding accounting treatment with respect to the New VEBA and the post-retirement medical benefits for the covered group as set forth in the Retiree MOU, on a basis reasonably satisfactory to GM; shortages of and price increases for fuel; factors affecting GMAC’s results of operations and financial conditions and changes in the residential mortgage market, especially in the nonprime sector; significant changes in the competitive environment and the effect of competition in GMAC’s markets, including on GMAC’s pricing policies; GMAC’s ability to maintain adequate financing sources; GMAC’s ability to maintain an appropriate level of debt; restrictions on the ability of GMAC’s residential mortgage subsidiary to pay dividends and prepay subordinated debt obligations to GMAC; changes in the residual value of off-lease vehicles; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which GMAC’s mortgage subsidiaries operate; changes in GMAC’s contractual servicing rights; changes in the credit ratings of GMAC or GM; and changes in economic conditions, commodity prices, currency exchange rates, or political stability in the markets in which we or GMAC operate. The most recent annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by GM and GMAC provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms.

General Motors Corporation
Use of Non-GAAP Financial Measures
     This press release and the accompanying tables include the following non-GAAP financial measures: (a) adjusted net income, (b) managerial cash flow and (c) GM North America vehicle revenue per unit. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). This press release also contains a reconciliation of each presented non-GAAP measure to its most comparable GAAP financial measure.
     Management believes these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that GM management does not consider part of operating results when assessing the performance of the organization and measuring the results of GM’s performance. In addition, GM has historically reported similar non-GAAP financial measures. GM believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past earnings releases. GM management uses these non-GAAP financial measures to evaluate GM’s performance and believes these measures allow GM management to readily view operating trends, perform analytical comparisons, benchmark performance among geographic regions and assess whether the GM North American structural cost turnaround plan is on target. Also, GM management uses adjusted net income for forecasting purposes and in determining our future capital investment allocations. Accordingly, GM believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
     While GM believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in the method of calculation between companies. Costs such as the special attrition program and restructuring charges that are excluded from GM’s non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations, or other measures of performance or liquidity prepared in accordance with GAAP. GM compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.
Adjusted Net Income
     Adjusted net income excludes charges for the special attrition program; restructuring, plant closure and impairment charges; gains and losses on the sale of business units and business interests; charges associated with the Delphi bankruptcy; charges associated with changes in estimates and accounting changes; and certain tax related items.
     The following is a discussion of each adjustment to the net income (loss) determined in accordance with GAAP to arrive at adjusted net income:
•	Deferred tax assets and tax-related items. GM established valuation allowances against its deferred tax assets in the U.S., Canada and Germany. The charge associated with establishing these valuation allowances is excluded from adjusted net income. Other tax related items excluded from adjusted net income are: (1) the impact of the reduction in corporate income and trade tax rates in Germany; (2) the reversal of our deferred tax valuation allowance at GM Daewoo; and (3) unusual tax events that may result as GM is involved in the sales of its business units and business interests from time-to-time. Management believes the exclusion of these valuation allowance charges and tax related items from adjusted net income is useful because management does not consider these charges part of GM’s core earnings in evaluating the performance of the business and excludes these costs when evaluating the performance of the Corporation, its business units and its management team and when making decisions to allocate resources among GM’s business units.

General Motors Corporation
Use of Non-GAAP Financial Measures (Continued)
•	Gains and losses on the sale of business units and business interests. The gains and losses on the sale of business units and business interests are excluded from adjusted net income. While GM is involved in sales of its business units and business interests from time-to-time and may have significant gains or losses from such sales in the future, such events have historically occurred sporadically. Management excludes the gains and losses associated with these events when it evaluates the Corporation’s operations and for internal reporting and forecasting purposes and for allocation of additional resources.
•	Change in estimate regarding period of economic benefit of existing pension prior service cost. Our non-GAAP financial measures exclude the charge associated with this change in accounting estimate. Management believes the exclusion of this change in estimate from adjusted net income is useful because management does not consider these non-recurring charges part of GM’s core earnings. Accordingly, management does not consider these costs as part of its core earnings for purposes of evaluating the performance of the business, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
•	Restructuring, impairment and plant closure charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs, lease abandonment costs, product impairments and any subsequent changes in estimates related to exit activities. Management believes the exclusion of restructuring and impairment charges from adjusted net income is useful because management does not consider these costs part of GM’s core earnings in evaluating GM’s operational managers and the exclusion permits investors to evaluate the performance of our management the same way management does. Additionally, management excludes restructuring and impairment charges in determining the allocation of resources, such as capital investments, among the Corporation’s business units and as part of its forecasting and budgeting.
•	Delphi charges. Our non-GAAP financial measures exclude the estimated charges associated with comprehensive settlement agreements, consisting of a Global Settlement Agreement and a Master Restructuring Agreement, entered into with Delphi in connection with the restructuring of Delphi’s operations. Management does not consider these costs as part of its core earnings for purposes of evaluating the performance of the business, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
•	Special attrition program charges. Our non-GAAP financial measures exclude the estimated charge associated with the special attrition program agreement among the UAW, GM and Delphi. Management believes it is useful in evaluating the performance of GM, its management teams and its business units during a particular time period to exclude charges associated with the special attrition program because the charge occurs irregularly. Accordingly, management does not consider these costs as part of its core earnings for purposes of evaluating the performance of the business, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

General Motors Corporation
Use of Non-GAAP Financial Measures (Concluded)
Managerial Cash Flow
     GM also reports non-GAAP managerial automotive operating cash flow in its earnings releases and charts for securities analysts. Management believes that providing managerial automotive operating cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to our core business and cash generated by sales of automotive operating assets and equity investments in companies related to GM’s core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items. Management uses this non-GAAP financial measure to assess its automotive cash flow when evaluating the performance of GM, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
GM North America Vehicle Revenue per Unit
     GM’s earnings releases and charts for securities analysts also include the use of a non-GAAP measure of revenue per vehicle. Management uses revenue per vehicle to track operating efficiency and to facilitate comparisons between periods and between manufacturers, and believes that it would provide valuable information to investors who are interested in identifying trends and comparing different companies. Revenue per vehicle includes certain vehicle sales to other GM regions that are excluded from GAAP reporting, and excludes non-vehicle sales such as service parts and operations and OnStar service, and other income that GM does not derive from the sale of vehicles, such as interest on the GM credit card. Management also includes sales to daily car rental companies in revenue per vehicle, although they are not treated as sales under GAAP reporting because of GM’s repurchase obligations.

General Motors Corporation
List of Special Items *
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Year to Date
	September 30, 2007		September 30, 2007
	Net		Net
	Income	EPS	Income	EPS
REPORTED
Loss from continuing operations	$(42,512)	$(75.12)	$(41,770)	$(73.82)
Income from discontinued operations	45	.08	256	.45
Gain on sale of discontinued operations	3,504	6.19	3,504	6.19

Net loss	$(38,963)	$(68.85)	$(38,010)	$(67.18)

ADJUSTMENTS
Valuation on deferred tax assets and associated tax items (A)	$38,300	$67.68	$38,300	$67.68
Pension prior service cost (B)	1,561	2.76	1,561	2.76
Restructuring (C) **	387	.68	580	1.03
Delphi (D)**	350	.62	925	1.63
Other valuation allowance adjustment for YTD Q207 special items (E)	250	.44	—	—
Special attrition program (F) **	33	.06	10	.03
Gain on sale of discontinued operations (G)	(3,504)	(6.19)	(3,504)	(6.19)
Product impairments (H) **	—	—	104	.18
Plant closures (I) **	—	—	(47)	(.08)

Total adjustments	$37,377	$66.05	$37,929	$67.04

ADJUSTED
Income (loss) from continuing operations	$(1,631)	$(2.88)	$(337)	$(.59)
Income from discontinued operations	45	.08	256	.45

Adjusted Loss – Basic	$(1,586)	$(2.80)	$(81)	$(.14)

Adjusted Loss – Diluted ***		$(2.80)		$(.14)

*	Unless separately specified in the narratives that follow, pre-tax and after-tax amounts are the same.

**	Year-to-date amounts have been revised, where applicable, to exclude the effect of $250 million in tax benefits that were previously reflected in the second quarter 2007 year-to-date highlights. The revised amounts result due to the valuation allowance recorded on deferred tax assets in the U.S., Canada and Germany in the current quarter.

***	See average shares outstanding on page 16.

General Motors Corporation
List of Special Items *
(Unaudited)
(A)	Relates to a net charge during the quarter for a valuation allowance on certain deferred tax assets and associated tax items in the U.S., Canada and Germany. The net charge for the quarter includes the valuation allowance of $39 billion, which includes an adjustment of $.7 billion relating to tax benefits recorded at loss entities through the third quarter. Net charges of $36.4 billion, $2.5 billion and $.1 billion were recorded in GMNA, GME and GMAC, respectively, and a favorable adjustment of $.7 billion was recorded in Corporate and Other. Additionally, GME’s adjustment includes a $.5 billion charge associated with a reduction in the value of deferred tax assets due to a reduction in the statutory corporate income tax and trade tax rates in Germany.
(B)	Relates to a change in the estimate of the amortization period for pension prior service cost for certain of our employee benefit plans. In conjunction with entering into the 2007 GM/UAW labor contract, GM determined that the four year term of the labor contract better reflects the period of future economic benefit received from plan amendments to U.S. hourly pension plans. Concurrently, GM evaluated the remaining economic benefit related to the unamortized prior service cost remaining from prior labor contracts and determined the future economic benefit for those amounts that remained at the end of the third quarter did not extend beyond the third quarter. Accordingly, during the third quarter 2007, GM recorded a charge of $1.3 billion in GMNA and $.3 billion in Corporate and Other to expense the remaining portion of unamortized prior service cost from the plan amendments entered into as part of the 1999 and 2003 labor contracts.
(C)	Relates to various restructuring initiatives as follows:
• For the three and nine months ended September 30, 2007, charges of $125 million and $219 million, respectively, were recognized at GMNA relating to adjustments to a plant closing reserve.

• For the three and nine months ended September 30, 2007, charges of $262 million and after-tax charges of $326 million ($349 million pre-tax), respectively, were recognized at GME for separation programs primarily in Belgium, Germany, and Sweden.

• After-tax charges of $35 million ($50 million pre-tax) for the nine months ended September 30, 2007 were recognized at GMAP that relate to separation programs at Australian facilities.
(D)	During the third quarter, GM and Delphi entered into comprehensive settlement agreements consisting of a Global Settlement Agreement (GSA) and a Master Restructuring Agreement (MRA), replacing the Memorandum of Understanding (MOU) that GM and Delphi executed in June 2007. The GSA intends to resolve issues between GM and Delphi that have arisen or may arise in connection with Delphi’s emergence from bankruptcy protection, and the MRA intends to govern certain aspects of GM and Delphi’s commercial relationship following Delphi’s emergence from bankruptcy protection.

GM recorded a charge of $575 million during the second quarter upon entering into the MOU. The charge consisted of incremental Delphi retiree health care costs, reimbursement of labor costs at certain Delphi facilities, and reimbursement of certain pension obligations for Delphi employees. GM recorded an additional charge of $350 million during the third quarter upon entering into the GSA and MRA. The third quarter charge consists of an adjustment to GM’s estimated recovery under Delphi’s new proposed Plan of Reorganization.

*	Unless separately specified, pre-tax and after-tax amounts are the same.

General Motors Corporation
List of Special Items *
(Unaudited)
(E)	Relates to adjustments totaling $250 million recorded in the third quarter to remove the tax effect on special items at entities associated with deferred tax asset valuation allowances in the U.S., Canada and Germany that were recorded year-to-date through the second quarter 2007. Adjustments of $41 million were recorded in GMNA related to restructuring, special attrition program, product impairments and plant closure. An adjustment of $8 million was recorded at GME related to restructuring in Germany, and an adjustment of $201 million was recorded at Corporate and Other related to Delphi items.
(F)	Relates to favorable curtailment adjustments and reserve adjustments related to the Special Attrition Program for GMNA.
(G)	Relates to the gain on the sale of the commercial and military operations of our Allison Transmission business, which was completed in August 2007. This gain was recorded as discontinued operations.
(H)	Relates to charges recorded at GMNA of $95 million and after-tax charges of $9 million ($13 million pre-tax) recorded at GMAP for product specific assets.
(I)	Relates to curtailment gains and favorable reserve adjustments at GMNA related to the closure of two former component plants.

*	Unless separately specified, pre-tax and after-tax amounts are the same.

General Motors Corporation
List of Special Items – After-Tax
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Year to Date
	September 30, 2006		September 30, 2006
	Restated		Restated
	Net		Net
	Income	EPS	Income	EPS
REPORTED
Loss from continuing operations	$(277)	$(.49)	$(3,278)	$(5.80)
Income from discontinued operations	130	.23	350	.62

Net loss	$(147)	$(.26)	$(2,928)	$(5.18)

ADJUSTMENTS
GMAC commercial finance goodwill impairment (A)	$695	$1.23	$695	$1.23
Delphi (B)	325	.57	325	.57
Product impairments (C)	112	.20	309	.55
Restructuring (D)	87	.16	428	.76
Special Attrition Program (E)	(105)	(.19)	3,554	6.28
Tax related items (F)	(148)	(.26)	(148)	(.26)
GMAC transaction related (G)	(322)	(.57)	368	.65
Sale of Suzuki investment (H)	—	—	(395)	(.70)
Sale of Isuzu investment (I)	—	—	(212)	(.37)

Total adjustments	$644	$1.14	$4,924	$8.71

ADJUSTED
Income from continuing operations	$367	$.65	$1,646	$2.91
Income from discontinued operations	130	.23	350	.62

Adjusted Income – Basic *	$497	$.88	$1,996	$3.53

Adjusted Income – Diluted **		$.88		$3.52

*	Adjusted EPS – Basic for the nine months ended September 30, 2006 has been changed from $3.56 per share to $3.53 per share to reflect a revision to the special item related to the gain on sale of our Suzuki investment from $372 million, after-tax, to $395 million, after-tax.

**	See average shares outstanding on page 16.

General Motors Corporation
List of Special Items – After-Tax
(Unaudited)
(A)	During the third quarter, GMAC’s commercial finance business recognized goodwill and other intangible asset impairment charges of $695 million after-tax ($839 million pre-tax). The charge was the result of a decision made by management to eliminate certain low margin product lines in its commercial finance business.
(B)	During the third quarter of 2006, GM increased its contingent liability associated with the restructuring of Delphi’s operations by $325 million after-tax ($500 million pre-tax), based on data available at that time and ongoing discussions with Delphi and other stakeholders. GM established a contingent liability in the fourth quarter of 2005 and recorded a charge of $3.6 billion after-tax ($5.5 billion pre-tax).
(C)	GMNA recorded impairment charges related to product specific assets and the write-down of plant assets in connection with the planned stoppage of production at the Doraville, Georgia assembly plant.
(D)	Charges during the quarter of $87 million were recognized at GME primarily related to the elimination of a shift at the Ellesmere Port plant in the U.K. In addition to the third quarter charges, year-to-date after-tax charges totaling $428 million include:
•	$182 million recognized at GME, primarily related to the announced closure in December 2006 of the GM assembly plant in Azambuja, Portugal, which includes amounts for the write-down to fair market value of plant assets, employee separation costs, contract cancellation charges, other product-related asset impairments and separation charges.

•	Estimated charges of $65 million related to separations of salaried employees at GMNA.

•	Curtailment charges associated with modifications to the U.S. Retirement Program for Salaried Employees announced in the first quarter of 2006. GMNA and Corporate and Other Operations recognized charges of $12 million and $3 million, respectively, associated with these modifications.

•	A favorable adjustment of $88 million for higher than anticipated headcount reductions associated with previously announced GMNA plant idling activities.

•	A charge of $52 million for certain components of the hourly attrition program related to retroactive lump-sum payments, recognized at GMNA.

•	Other restructuring charges of $72 million and $43 million recognized at GME and GMLAAM, respectively.
(E)	Favorable adjustments of $105 million after-tax during the third quarter and year-to-date to adjust other personnel related accruals as a result of the GMNA hourly attrition plan.

In addition to the current quarter charge, year-to-date charges relate to the results of the GM-UAW-Delphi Special Attrition Program, primarily for payments to employees (approximately $1.4 billion) and for the curtailment charges associated with GM’s U.S. hourly pension plan as a result of the attrition program (approximately $2.9 billion). The charge also includes a favorable revision of the accrual taken in the fourth quarter of 2005 for the North American plant capacity actions (approximately $.6 billion).
(F)	Primarily reflects the reversal of a deferred tax asset valuation allowance at GM Daewoo and residual taxes at Suzuki.
(G)	In the second quarter of 2006, GM recognized impairment losses on GMAC to reflect the net assets held for sale at their net realizable value as required by SFAS 144. In the third quarter, GM recognized a reversal of losses previously recognized due to the fact that an impairment charge was recorded by GMAC’s commercial finance business. Year-to-date after-tax charges of $368 million represent the sum of these two adjustments.

General Motors Corporation
List of Special Items – After-Tax
(Unaudited)
(H)	Relates to the sale of 92.4 million shares of GM’s investment in Suzuki for approximately $2 billion in cash, reducing GM’s equity stake to approximately 3.7% (16.3 million shares). The after-tax gain of $395 million was recognized at GMAP.
(I)	Relates to the sale of GM’s entire investment in Isuzu Motors, Ltd. for an after-tax gain of $212 million. The gain was recognized at GMAP.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions except per share amounts)
(Unaudited)

	Third Quarter		Year to Date
	2007	2006	2007	2006
		Restated		Restated
Total net sales and revenue	$43,834	$48,892	$134,225	$154,871
Adjusted	43,834	48,892	134,225	154,871
Income (loss) from continuing operations	$(42,512)	$(277)	$(41,770)	$(3,278)
Adjusted	(1,631)	367	(337)	1,646
Income from discontinued operations	$45	$130	$256	$350
Adjusted	45	130	256	350

Net income (loss)	$(38,963)	$(147)	$(38,010)	$(2,928)
Adjusted	(1,586)	497	(81)	1,996
Net margin from continuing operations *	(96.9)%	(.6)%	(31.1)%	(2.1)%
Adjusted	(3.7)%	.8%	(.3)%	1.1%

Earnings (loss) per share – basic
Continuing operations	$(75.12)	$(.49)	$(73.82)	$(5.80)
Income from discontinued operations	.08	.23	.45	.62
Gain on sale of discontinued operations	6.19	—	6.19	—
Net income (loss)	(68.85)	(.26)	(67.18)	(5.18)

Earnings (loss) per share — diluted
Continuing operations	$(75.12)	$(.49)	$(73.82)	$(5.80)
Income from discontinued operations	.08	.23	.45	.62
Gain on sale of discontinued operations	6.19	—	6.19	—
Net income (loss)	(68.85)	(.26)	(67.18)	(5.18)

Earnings (loss) per share - adjusted diluted	$(2.80)	$.88	$(.14)	$3.52

GM $1-2/3 par value average shares outstanding (Millions)
Basic shares	566	566	566	566
Diluted shares **	566	567	566	567

Cash dividends per share of common stocks	$.25	$.25	$.75	$.75
See reconciliation of adjusted financial results on pages 18 – 23.

*	Calculated as Income from continuing operations / Total net sales and revenue.

**	Due to Loss from continuing operations for all periods presented, there is no difference between basic and diluted average shares outstanding on a reported basis (GAAP). Accordingly, the average number of diluted shares outstanding relates to amounts on an adjusted basis (non-GAAP) only, which has been adjusted to reflect the dilutive impact of stock options and other contracts to issue common stock in periods when adjusted net income is positive.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Third Quarter		Year to Date
	2007	2006	2007	2006
		Restated		Restated
Automotive total cash & marketable securities at September 30 (Billions)	$26.4	$17.9
Readily-available assets in VEBA	3.6	2.5

Total Automotive cash & marketable securities plus readily-available assets in VEBA	$30.0	$20.4

Automotive Operations (Millions)
Depreciation	$1,237	$1,060	$3,725	$3,220
Amortization of special tools	744	869	2,327	2,712
Amortization of intangible assets	16	17	51	52

Total	$1,997	$1,946	$6,103	$5,984

GM’s share of nonconsolidated affiliates’ net income (loss) (Millions)
GMAC *	$(809)	$—	$(874)	$—
Shanghai GM and SAIC-GM-Wuling	73	76	306	233
Other **	42	26	134	198

	$(694)	$102	$(434)	$431

*	GMAC’s reported results includes a charge for the quarter and year-to-date periods related to a goodwill impairment charge of $455 million. GM’s share of this charge totaled $223 million and was included in GM’s reported share of GMAC’s net losses above.

**	GM sold most of its investment in Suzuki in the first quarter of 2006, and consequently now accounts for its remaining investment as an equity security, and no longer records income on the equity basis.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)

	Third Quarter
	2007 and 2006
	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
		Restated		Restated		Restated
Net sales and revenue
GMNA	$26,607	$26,788	$—	$—	$26,607	$26,788
GME	8,722	7,444	—	—	8,722	7,444
GMLAAM	4,944	3,658	—	—	4,944	3,658
GMAP	5,446	3,847	—	—	5,446	3,847
Auto Eliminations (a)	(2,613)	(2,085)	—	—	(2,613)	(2,085)

Total GMA	43,106	39,652	—	—	43,106	39,652
Corporate & Other (a)	28	(40)	—	—	28	(40)

Total Auto & Other	43,134	39,612	—	—	43,134	39,612

GMAC	—	9,282	—	—	—	9,282
Other Financing (a)	700	(2)	—	—	700	(2)

Total Financing	700	9,280	—	—	700	9,280

Total net sales and revenue	$43,834	$48,892	$—	$—	$43,834	$48,892

Income (loss) from continuing operations before income taxes, other equity income and minority interests
GMNA	$(1,760)	$(927)	$1,468	$11	$(292)	$(916)
GME	(406)	(197)	262	123	(144)	(74)
GMLAAM	375	187	—	—	375	187
GMAP	168	(10)	—	—	168	(10)
Auto Eliminations	(26)	5	—	—	(26)	5

Total GMA	(1,649)	(942)	1,730	134	81	(808)
Corporate & Other	(999)	(678)	601	500	(398)	(178)

Total Auto & Other	(2,648)	(1,620)	2,331	634	(317)	(986)

GMAC	(753)	17	—	839	(753)	856
Other Financing	63	398	—	(392)	63	6

Total Financing	(690)	415	—	447	(690)	862

Total income (loss) from continuing operations before income taxes, other equity income and minority interests	$(3,338)	$(1,205)	$2,331	$1,081	$(1,007)	$(124)

See footnotes on page 25.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)

	Third Quarter
	2007 and 2006
	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
		Restated		Restated		Restated
Income (loss) from continuing operations
GMNA	$(38,195)	$(667)	$37,948	$7	$(247)	$(660)
GME	(2,869)	(126)	2,779	87	(90)	(39)
GMLAAM	340	183	—	—	340	183
GMAP	138	205	—	(148)	138	57
Auto Eliminations (a)	(19)	4	—	—	(19)	4

Total GMA	(40,605)	(401)	40,727	(54)	122	(455)
Corporate & Other	(1,136)	(25)	31	325	(1,105)	300

Total Auto & Other	(41,741)	(426)	40,758	271	(983)	(155)

GMAC	(803)	(173)	46	695	(757)	522
Other Financing	32	322	77	(322)	109	—

Total Financing	(771)	149	123	373	(648)	522

Total income (loss) from continuing operations	(42,512)	(277)	40,881	644	(1,631)	367
Income from discontinued operations	45	130	—	—	45	130
Sale of discontinued operations	3,504	—	(3,504)	—	—	—

Net income (loss)	$(38,963)	$(147)	$37,377	$644	$(1,586)	$497

Income tax expense (benefit)
GMNA	$36,429	$(261)	$(36,480)	$4	$(51)	$(257)
GME	2,471	(63)	(2,517)	36	(46)	(27)
GMLAAM	34	(5)	—	—	34	(5)
GMAP	48	(260)	—	253	48	(7)
Auto Eliminations	(9)	1	—	—	(9)	1

Total GMA	38,973	(588)	(38,997)	293	(24)	(295)
Corporate & Other	140	(649)	570	175	710	(474)

Total Auto & Other	39,113	(1,237)	(38,427)	468	686	(769)

GMAC	50	184	(46)	144	4	328
Other Financing	23	76	(77)	(70)	(54)	6

Total Financing	73	260	(123)	74	(50)	334

Income tax expense (benefit)	$39,186	$(977)	$(38,550)	$542	$636	$(435)

See footnotes on page 25.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)

	Third Quarter
	2007 and 2006
	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
		Restated		Restated		Restated
Effective tax rate
Total GM	(1,174)%	81%	(1,654)%	50%	(63)%	351%
GMNA	(2,070)%	28%	(2,485)%	36%	17%	28%
GME	(609)%	32%	(961)%	29%	32%	37%
GMAC	(7)%	1,082%	n.m.	17%	(.5)%	38%

Equity income (loss) and minority interests, net of tax
GMNA	$(6)	$(1)	$—	$—	$(6)	$(1)
GME	8	8	—	—	8	8
GMLAAM	(1)	(9)	—	—	(1)	(9)
GMAP *	18	(45)	—	105	18	60
Auto Eliminations	(2)	—	—	—	(2)	—

Total GMA	$17	$(47)	$—	$105	$17	$58

*	We consolidate GM Daewoo, but exclude through minority interest, the profits on the 49% of GM Daewoo that we do not own. On a reported basis, this minority interest was $68 million for the third quarter of 2007 compared to $124 million for the third quarter of 2006.
n.m. = not meaningful

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)

	Year to Date
	2007 and 2006
	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
		Restated		Restated		Restated
Net sales and revenue
GMNA	$84,327	$88,137	$—	$—	$84,327	$88,137
GME	26,820	24,280	—	—	26,820	24,280
GMLAAM	12,854	10,652	—	—	12,854	10,652
GMAP	15,469	11,030	—	—	15,469	11,030
Auto Eliminations (a)	(7,848)	(6,303)	—	—	(7,848)	(6,303)

Total GMA	131,622	127,796	—	—	131,622	127,796
Corporate & Other (a)	73	(139)	—	—	73	(139)

Total Auto & Other	131,695	127,657	—	—	131,695	127,657

GMAC	—	27,143	—	—	—	27,143
Other Financing (a)	2,530	71	—	—	2,530	71

Total Financing	2,530	27,214	—	—	2,530	27,214

Total net sales and revenue	$134,225	$154,871	$—	$—	$134,225	$154,871

Income (loss) from continuing operations before income taxes, other equity income and minority interests
GMNA	$(2,069)	$(7,580)	$1,587	$6,006	$(482)	$(1,574)
GME	(92)	(159)	349	512	257	353
GMLAAM	925	453	—	43	925	496
GMAP	544	1,063	63	(977)	607	86
Auto Eliminations (a)	(35)	(2)	—	—	(35)	(2)

Total GMA	(727)	(6,225)	1,999	5,584	1,272	(641)
Corporate & Other	(1,787)	(1,615)	1,176	504	(611)	(1,111)

Total Auto & Other	(2,514)	(7,840)	3,175	6,088	661	(1,752)

GMAC	(733)	1,875	—	839	(733)	2,714
Other Financing	203	(29)	—	41	203	12

Total Financing	(530)	1,846	—	880	(530)	2,726

Total income (loss) from continuing operations before income taxes, other equity income and minority interests	$(3,044)	$(5,994)	$3,175	$6,968	$131	$974

See footnotes on page 25.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)

	Year to Date
	2007 and 2006
	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
		Restated		Restated		Restated
Income (loss) from continuing operations
GMNA	$(38,416)	$(5,018)	$38,026	$3,904	$(390)	$(1,114)
GME	(2,647)	(106)	2,835	341	188	235
GMLAAM	754	362	—	43	754	405
GMAP	481	1,073	44	(755)	525	318
Auto Eliminations (a)	(23)	(1)	—	—	(23)	(1)

Total GMA	(39,851)	(3,690)	40,905	3,533	1,054	(157)
Corporate & Other	(1,258)	(333)	405	328	(853)	(5)

Total Auto & Other	(41,109)	(4,023)	41,310	3,861	201	(162)

GMAC	(779)	1,109	46	695	(733)	1,804
Other Financing	118	(364)	77	368	195	4

Total Financing	(661)	745	123	1,063	(538)	1,808

Total income (loss) from continuing operations	(41,770)	(3,278)	41,433	4,924	(337)	1,646
Income from discontinued operations	256	350	—	—	256	350
Sale of discontinued operations	3,504	—	(3,504)	—	—	—

Net income (loss)	$(38,010)	$(2,928)	$37,929	$4,924	$(81)	$1,996

Income tax expense (benefit)
GMNA	$36,354	$(2,486)	$(36,439)	$2,102	$(85)	$(384)
GME	2,568	(37)	(2,486)	171	82	134
GMLAAM	170	80	—	—	170	80
GMAP	128	96	19	(117)	147	(21)
Auto Eliminations	(12)	(1)	—	—	(12)	(1)

Total GMA	39,208	(2,348)	(38,906)	2,156	302	(192)
Corporate & Other	(526)	(1,277)	771	176	245	(1,101)

Total Auto & Other	38,682	(3,625)	(38,135)	2,332	547	(1,293)

GMAC	46	767	(46)	144	—	911
Other Financing	77	335	(77)	(327)	—	8

Total Financing	123	1,102	(123)	(183)	—	919

Income tax expense (benefit)	$38,805	$(2,523)	$(38,258)	$2,149	$547	$(374)

See footnotes on page 25.

General Motors Corporation
Summary Corporate Financial Results
(Dollars in millions)
(Unaudited)

	Year to Date
	2007 and 2006
	Reported		Special Items		Adjusted
	2007	2006	2007	2006	2007	2006
		Restated		Restated		Restated
Effective tax rate
Total GM	(1,275)%	42%	(1,205)%	31%	418%	(38)%
GMNA	(1,757)%	33%	(2,296)%	35%	18%	24%
GME	(2,791)%	23%	(712)%	33%	32%	38%
GMAC	(6)%	41%	n.m.	17%	—	34%

Equity income (loss) and minority interests, net of tax
GMNA	$7	$76	$—	$—	$7	$76
GME	13	16	—	—	13	16
GMLAAM	(1)	(11)	—	—	(1)	(11)
GMAP *	65	106	—	105	65	211

Total GMA	$84	$187	$—	$105	$84	$292

*	We consolidate GM Daewoo, but exclude, through minority interest, the profits on the 49% of GM Daewoo that we do not own. On a reported basis, this minority interest was $270 million for the nine months year-to-date 2007 compared to $173 million for the nine months year-to-date 2006.
n.m. = not meaningful

General Motors Corporation
Operating Statistics
(Unaudited)

	Third Quarter		Year to Date
(Units in thousands)	2007	2006	2007	2006
Worldwide Production Volume:
GMNA — Cars	367	417	1,168	1,375
GMNA – Trucks	653	633	2,057	2,167

Total GMNA	1,020	1,050	3,225	3,542
GME	396	374	1,371	1,363
GMLAAM	251	215	706	615
GMAP *	489	433	1,604	1,387

Total Worldwide	2,156	2,072	6,906	6,907

Vehicle Unit Deliveries:
Chevrolet — Cars	190	216	595	638
Chevrolet — Trucks	416	430	1,153	1,240
Pontiac	101	118	277	322
GMC	140	129	381	363
Buick	54	66	144	191
Saturn	62	65	188	168
Cadillac	57	59	155	170
Other	27	34	77	92

Total United States	1,047	1,117	2,970	3,184
Canada, Mexico, and Other	159	168	492	514

Total GMNA	1,206	1,285	3,462	3,698
GME	524	457	1,652	1,529
GMLAAM	329	270	894	746
GMAP *	328	283	1,054	920

Total Worldwide **	2,387	2,295	7,061	6,893

Market Share:
United States — Cars	20.4%	21.8%	19.6%	20.8%
United States — Trucks	29.1%	27.9%	27.0%	27.4%
Total United States	25.1%	25.1%	23.6%	24.3%
Total GMNA	24.3%	24.5%	23.2%	24.0%
Total GME	9.5%	9.0%	9.5%	9.2%
Total GMLAAM	17.5%	17.1%	17.1%	16.6%
Total GMAP	6.5%	6.2%	6.8%	6.4%
Total Worldwide	13.7%	13.9%	13.3%	13.6%

U.S. Retail/Fleet Mix
% Fleet Sales — Cars	38.1%	33.9%	36.0%	36.1%
% Fleet Sales — Trucks	21.6%	17.3%	20.8%	21.3%
Total Vehicles	27.8%	24.0%	26.7%	27.2%

GMNA Capacity Utilization ***	84.1%	84.1%	89.0%	94.3%

*	GMAP production and sales volume includes SAIC-GM Wuling Automobile Co. Ltd. joint venture vehicles.

**	Total Worldwide may include rounding differences.

***	Two shift rated, annualized.

General Motors Corporation
Operating Statistics
(Unaudited)

	Third Quarter				Year to Date
	2007		2006		2007		2006
GMAC’s Worldwide Cost of Borrowing (b)	6.51%		6.31%		6.30%		5.84%

GMAC Period End Debt Spreads Over U. S. Treasuries
2 Year	278	bp	200	bp	278	bp	200	bp
5 Year	421	bp	250	bp	421	bp	250	bp
10 Year	478	bp	290	bp	478	bp	290	bp

GMAC Automotive Finance Operations Consumer Credit (North America)
Net charge-offs as a % of managed receivables	1.20%		1.19%		1.17%		1.15%
Retail contracts 30 days delinquent — % of average number of contracts outstanding (c)	2.54%		2.42%		2.33%		2.21%

Share of GM retail sales (U.S. only)
Total consumer volume (retail and lease) as % of retail	27%		45%		27%		33%
SmartLease as % of retail	18%		17%		19%		19%

Worldwide Employment at September 30 (Thousands)
United States Hourly (d)	78		92
United States Salary (d)	32		33

Total United States	110		125
Canada, Mexico, and Other	29		31

GMNA	139		156
GME	58		62
GMLAAM	34		32
GMAP	34		34
GMAC	—		31
Other	2		3

Total United States	267		318

Worldwide Payrolls (Billions)	$4.5		$5.9		$13.3		$16.5

Footnotes:

(a)	Auto Eliminations, Corporate & Other and Other Financing include intercompany eliminations.

(b)	Calculated by dividing total interest expense (excluding mark to market adjustments) by total debt.

(c)	Excludes accounts in bankruptcy.

(d)	Approximately 2,400 hourly and 1,100 salary employees are excluded from 2007 data due to the sale of Allison Transmission.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(As restated)		(As restated)
Net sales and revenue
Automotive sales	$43,134	$39,612	$131,695	$127,657
Financial services and insurance revenue	700	9,280	2,530	27,214

Total net sales and revenue	43,834	48,892	134,225	154,871

Costs and expenses
Automotive cost of sales	41,540	37,184	122,210	124,598
Selling, general and administrative expense	3,601	3,155	10,205	9,740
Financial services and insurance expense	640	7,596	2,334	23,608
Other expenses	350	1,943	925	3,151

Total costs and expenses	46,131	49,878	135,674	161,097

Operating loss	(2,297)	(986)	(1,449)	(6,226)
Equity in loss of GMAC LLC	(809)	—	(874)	—
Automotive and other interest expense	(776)	(529)	(2,256)	(1,861)
Automotive interest income and other non-operating income	544	310	1,535	2,093

Loss from continuing operations before income taxes, other equity income and minority interests	(3,338)	(1,205)	(3,044)	(5,994)
Income tax expense (benefit)	39,186	(977)	38,805	(2,523)
Equity income (loss) and minority interests, net of tax	12	(49)	79	193

Loss from continuing operations	(42,512)	(277)	(41,770)	(3,278)
Discontinued Operations Income from discontinued operations, net of tax	45	130	256	350
Gain on sale of discontinued operations, net of tax	3,504	—	3,504	—

Income from discontinued operations	3,549	130	3,760	350

Net loss	$(38,963)	$(147)	$(38,010)	$(2,928)

Basic earnings (loss) per share:
Continuing operations	$(75.12)	$(.49)	$(73.82)	$(5.80)
Discontinued operations	6.27	.23	6.64	.62

Total	$(68.85)	$(.26)	$(67.18)	$(5.18)

Weighted average common shares outstanding, basic (millions)	566	566	566	566

Diluted earnings (loss) per share:
Continuing operations	$(75.12)	$(.49)	$(73.82)	$(5.80)
Discontinued operations	6.27	.23	6.64	.62

Total	$(68.85)	$(.26)	$(67.18)	$(5.18)

Weighted average common shares outstanding, diluted (millions)	566	566	566	566

Cash dividends per share	$.25	$.25	$.75	$.75

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	September 30,	December 31,	September 30,
	2007	2006	2006
		(As restated)	(As restated)
ASSETS
Current Assets
Cash and cash equivalents	$24,402	$23,774	$17,802
Marketable securities	1,978	138	107

Total cash and marketable securities	26,380	23,912	17,909
Accounts and notes receivable, net	10,728	8,216	6,855
Inventories	15,530	13,921	14,822
Equipment on operating leases, net	5,572	6,125	6,569
Deferred income taxes and other current assets	2,204	11,957	10,813

Total current assets	60,414	64,131	56,968
Financing and Insurance Operations Assets
Cash and cash equivalents	328	349	3,089
Assets held for sale	—	—	282,847
Equipment on operating leases, net	7,856	11,794	13,325
Investment in GMAC LLC	6,852	7,523	—
Other assets	4,119	2,457	1,827

Total Financing and Insurance Operations Assets	19,155	22,123	301,088
Non-Current Assets
Property, net	42,264	41,934	38,959
Deferred income taxes	975	33,079	24,972
Prepaid pension	18,920	17,366	37,691
Other assets	7,772	7,671	8,357

Total non-current assets	69,931	100,050	109,979

Total Assets	$149,500	$186,304	$468,035

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable (principally trade)	$30,514	$26,931	$27,318
Short-term borrowings and current portion of long-term debt	5,263	5,666	1,436
Accrued expenses	34,619	35,225	40,235

Total current liabilities	70,396	67,822	68,989
Financing and Insurance Operations Liabilities
Liabilities related to assets held for sale	—	—	272,869
Debt	5,962	9,438	10,073
Other liabilities and deferred income taxes	1,666	2,139	2,243

Total Financing and Insurance Operations Liabilities	7,628	11,577	285,185
Non-Current Liabilities
Long-term debt	34,670	33,067	33,118
Postretirement benefits other than pensions	48,336	50,409	34,534
Pensions	12,214	11,934	15,937
Other liabilities and deferred income taxes	16,327	15,957	17,714

Total non-current liabilities	111,547	111,367	101,303

Total liabilities	189,571	190,766	455,477
Minority interests	1,700	1,190	1,210
Stockholders’ Equity (Deficit)
Preferred stock, no par value, 6,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $1 2/3 par value (2,000,000,000 shares authorized, 756,637,541 and 565,877,391 shares issued and outstanding at September 30, 2007, respectively, 756,637,541 and 565,670,254 shares issued and outstanding at December 31, 2006, respectively, and 756,637,541 and 565,611,157 shares issued and outstanding at September 30, 2006, respectively)	943	943	943
Capital surplus (principally additional paid-in capital)	15,264	15,336	15,316
Retained earnings (deficit)	(38,528)	195	(616)
Accumulated other comprehensive loss	(19,450)	(22,126)	(4,295)

Total stockholders’ equity (deficit)	(41,771)	(5,652)	11,348

Total Liabilities, Minority Interests and Stockholders’ Equity (Deficit)	$149,500	$186,304	$468,035